Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated May 15, 2023, relating to the consolidated financial statements of Borqs Technologies Inc., its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2022 and 2021, and for each of the three years for the period ended December 31, 2022, in which our report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, and also critical audit matters, including Deconsolidation of Holu Hou Energy LLC, and going concern assessment, appearing in the Registration Statement (Form S-8) and the Group’s related Prospectus dated August 4, 2023.

/s/ Yu Certified Public Accountant P.C.

New York, New York

August 4, 2023